Exhibit 99.1

McEwen Mining Q2 2014 Production Results

TORONTO, ONTARIO - (July 17, 2014) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce production results for Q2 2014. Production in Q2 was 31,200 gold eq. oz(1)(2) comprised of 18,863 gold oz and 740,276 silver oz, consistent with guidance. This is a decrease of 8% compared to Q2 2013 and 3% compared to Q1 2014. Full-year guidance remains unchanged at 135,000-140,000 gold eq. oz as production is expected to increase in Q4, due to 1) 50% more processing capacity at El Gallo 1; and 2) higher grades at San José. Production costs will be reported in August 2014 with Q2 financials.

Company Wide Operating Results

	Q2 2014	Q1 2014	Q2 2013	Year to Date 2014
San José - 49%*
Gold produced (oz)	10,750	10,767	12,549	21,517
Silver produced (oz)	737,001	720,830	771,967	1,457,831
Gold equivalent produced (oz)(2)(3)	23,033	22,781	25,415	45,814
El Gallo 1
Gold produced (oz)	8,113	9,295	8,439	17,408
Silver produced (oz)	3,275	4,195	6,341	7,470
Gold equivalent produced (oz)(2)(3)	8,167	9,365	8,545	17,532
Total Production
Gold produced (oz)	18,863	20,062	20,988	38,925
Silver produced (oz)	740,276	725,025	778,308	1,465,301
Gold equivalent produced (oz)(2)(3)	31,200	32,146	33,960	63,346

*McEwen Mining holds a 49% attributable interest in the San José mine.

(1)              Gold eq oz = Gold equivalent ounces

(2)              The Company calculates gold equivalent ounces at a Ag:Au ratio of 60:1

(3)              For purpose of comparison all gold equivalent ounces in this release have been calculated using a ratio of 60:1

San José Mine, Argentina (49%)

McEwen Mining’s attributable production from the San José mine during Q2 2014 was 23,033 gold eq. oz (10,750 gold oz and 737,001 silver oz). This is 9% lower than the comparable period in 2013 and 1% higher than Q1 2014. Production was lower year-over-year due to lower gold and silver grades. Production was up slightly quarter-over-quarter due to more tonnes milled and processed. McEwen Mining’s share of production from San José in 2014 is forecasted to be 97,500 gold eq. oz (44,000 gold oz and 3,200,000 silver oz), with approximately 51,500 gold eq. being produced in the second half of the year.

San José Mine Operating Results

San José — 100%*	Q2 2014	Q1 2014	Q2 2013	Year to Date 2014
Ore production (tonnes)	142,074	134,589	140,816	276,663
Average grade gold (gpt)	5.45	5.77	6.34	5.60
Average head silver (gpt)	378	391	407	385
Average gold recovery (%)	87.6	88.1	89.3	88.1
Average silver recovery (%)	87.1	86.9	85.5	87.0
Gold produced (oz)	21,938	21,974	25,610	43,912
Silver produced (oz)	1,504,084	1,471,081	1,575,442	2,975,165
Gold equivalent produced (oz)(3)	47,006	46,492	51,867	93,498

McEwen Mining — 49% Share
Gold produced (oz)	10,750	10,767	12,549	21,517
Silver produced (oz)	737,001	720,830	771,967	1,457,831
Gold equivalent(1) produced (oz)(3)	23,033	22,781	25,415	45,814

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo 1 Mine, Mexico (100%)

In Q2 2014 the El Gallo 1 mine produced 8,167 gold eq. oz (8,113 gold oz and 3,275 silver oz). This is 4% lower than the comparable period in 2013 and 13% lower than Q1 2014. Production was lower due to lower gold grades and temporary downtime at the process plant that was associated with commissioning of the expansion. The expansion, which will increase the processing capacity from 3,000 to 4,500 tonnes per day, was completed mid-May and commissioning is underway. The mine is expected to be operating at its full capacity by the start of Q4. In 2014, El Gallo 1 is forecasted to produce 37,500 gold equivalent ounces (37,000 gold oz and 25,000 silver oz), with approximately 20,000 gold eq. being produced in the second half of the year.

El Gallo 1 Mine Operating Results

	Q2 2014	Q1 2014	Q2 2013	Year to Date 2014
Ore production (tonnes)	368,223	359,402	346,896	727,620
Average grade gold (gpt)	1.10	1.16	1.34	1.13
Gold produced (oz)	8,113	9,295	8,439	17,408
Silver produced (oz)	3,275	4,195	6,341	7,470
Gold equivalent produced (oz)(3)	8,167	9,365	8,545	17,532

Expected Los Azules Impairment Charge

We are conducting an impairment test of our Los Azules project in Argentina as a result of the recently announced acquisition of Lumina Copper Corp. by First Quantum Minerals Ltd., for approximately C$470 million. Lumina’s only significant asset is the Taca Taca copper project located in Salta, Argentina.  While there are some notable differences between Taca Taca and Los Azules, we believe the similarities in project scale and location within Argentina warrant consideration for the Lumina transaction to be a triggering event for impairment analysis.  Our preliminary analysis, which places a substantial weighting on the announcement day value of the Lumina transaction to value Los Azules, indicates a pre-tax asset impairment charge in the range of approximately $90-135 million(1). The actual amount, when we have completed the final impairment assessment, will be reported in our quarterly 10-Q which is due to be filed on August 7, 2014.

“With First Quantum acquiring Lumina Copper and their Taca Taca project, Los Azules moves to the forefront in terms of world-class, undeveloped, high-grade copper assets not owned by a major mining company. As we have said in the past, Taca Taca serves as a good proxy for the value of Los Azules and we believe this transaction demonstrates value in projects located in Argentina”, said Rob McEwen, Chief Owner, Chairman and CEO.

(1) This is a preliminary estimate range and the impairment testing work, both internally and in collaboration with our external valuation consultants is ongoing, including with respect to various underlying assumptions and comparable transaction analysis.  We note that the Lumina/First Quantum transaction is not scheduled to close until approximately August 30, 2014.  As of March 31, 2014, we carried the Los Azules project at a pre-tax net book value of approximately $431 million.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 297,309,692 shares issued and outstanding at July 17, 2014. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A. (“MSC”), the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by William Faust PE, Chief Operating Officer and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

Caution Concerning Forward-Looking Statements

There are significant risks and uncertainty associated with construction, commencing or expanding production or changing production plans without a current feasibility, pre-feasibility or scoping study. As such, El Gallo 1 may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and/or other relevant factors reasonably required to serve as the basis for the decision to complete the expansion of this project.

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social, technical and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Director, Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King St W, Suite 2800 P.O. Box 24 Toronto, ON M5H 1J9 E-mail: info@mcewenmining.com